EXHIBIT 99.1


News Release


                         MMC REACHES SETTLEMENT AGREEMENT
                     WITH NEW YORK STATE ATTORNEY GENERAL AND
               SUPERINTENDENT OF NEW YORK STATE INSURANCE DEPARTMENT

NEW YORK, NEW YORK, January 31, 2005--Marsh & McLennan Companies, Inc. (MMC) today confirmed an agreement with the New York State Attorney General and the Superintendent of the New York State Insurance Department that resolves the actions that were commenced against MMC and Marsh Inc. As a result of this agreement, the company will enact reforms to lead the industry in transparency and service to clients and establish an $850 million fund to compensate clients.

Under the terms of the agreement, the company neither admits nor denies the allegations in the Complaint filed by the Attorney General and the Amended
Citation issued by the Superintendent. The company has cooperated fully with these investigations and will continue to cooperate in the Attorney General's ongoing investigation of the insurance industry and individuals. MMC has also worked with the Attorney General and Superintendent to introduce business reforms and corporate governance initiatives that the company expects will lead the industry.

Michael G. Cherkasky, president and chief executive officer of MMC, said: "Today's settlement is a significant step forward for MMC--its people, its clients, and its shareholders. It removes a major uncertainty for the company and enables us to focus all of our attention on serving our

                                        2


clients. We are also pleased to have moved quickly and decisively to resolve these matters in a manner that compensates the valued clients for whom Marsh placed insurance in the United States.

"For over 130 years, Marsh has earned its clients' trust by providing the highest quality insurance brokerage service. We deeply regret that certain of our people failed to live up to our history of dedicated client service. The acts of these employees were inconsistent with the integrity and ethics on which this company was founded and which guide our tens of thousands of other employees every day. We thank our thousands of clients who have permitted us to continue providing them high quality insurance brokerage service, and we humbly ask our existing and future clients for the opportunity to continue demonstrating our long-standing commitment to providing value and service.

"We will set the standard for transparency and demonstrate Marsh's commitment to being the industry leader for ethical business practice and client service."

Under the settlement agreement, MMC will establish an $850 million fund to compensate clients nationwide. No portion of this fund represents a fine or penalty.

The fund will compensate U.S. policyholder clients who retained Marsh to place insurance with inception dates between January 1, 2001 and December 31, 2004, where such placements resulted in contingent commissions or overrides recorded by Marsh between January 1, 2001 and December 31, 2004. These clients will be eligible to receive a pro rata portion of the fund based on the premium and the amount of estimated Market Service Agreement revenue recorded by Marsh between January 1, 2001 and December 31, 2004. These clients will be eligible to receive a payment without having to prove fault, harm, or wrongdoing.

MMC will pay the total amount of the fund in four annual installments. On June 1, 2005 and 2006, respectively, MMC will pay $255 million into the fund. On June 1, 2007 and 2008, respectively, MMC will pay $170 million into the fund.

                                        3


In addition to the $232 million reserve established in the third quarter of 2004, MMC said it will take a pre-tax charge to fourth quarter 2004 earnings of $618 million to reflect the impact of the settlement.

As part of the agreement and in keeping with the company's commitment to be a leader in establishing and maintaining the highest standards in its industry for the benefit of clients and shareholders, the company has established the following reforms in its U.S. brokerage business:

o MMC has discontinued the practice of receiving contingent compensation from insurance carriers. The company adopted this new policy effective October
       1, 2004.

o The company will provide clients with a comprehensive disclosure of all forms of compensation received from insurers.

o The company will adopt and implement company-wide, written standards of conduct for the placement of insurance.

o The company will provide all quotes and terms as received from insurance companies to enable clients to make informed insurance coverage decisions.

o MMC will establish a Compliance Committee of the MMC Board of Directors and has appointed a chief compliance officer.

In addition, since the filing of the Attorney General's complaint in October 2004, MMC has restructured its Board of Directors so that the Board now consists of ten outside directors, in addition to its newly appointed president and CEO, Mr.
Cherkasky, who serves as the single management director.

Separately, attached is a memorandum summarizing the facts of the internal investigation conducted by the law firm of Davis Polk & Wardwell.

                                        4


MMC invites members of the press to participate in a conference call with Mr.
Cherkasky and other senior management, which will include a question and answer session, today, January 31, at 11:00 a.m. ET. The participant dial-in number is
(888) 802-8577. Callers from outside the United States and Canada should dial
(973) 935-2981.

All others are welcome to listen to the press conference via a live audio webcast at www.mmc.com. The webcast will be archived on MMC's website beginning at approximately 2:00 p.m. ET today.

A replay of the press conference will be available beginning at approximately
12:00 p.m. ET today until 11:59 p.m. ET on February 6. To listen to the replay, please dial (877) 519-4471. Callers from outside the United States and Canada should dial (973) 341-3080.

Mr. Cherkasky and Sandra S. Wijnberg, MMC's senior vice president and chief financial officer, will hold a conference call with the investment community on Tuesday, March 1, following the announcement that morning of MMC's fourth quarter and year-end 2004 financial results.

MMC is a global professional services firm with annual revenues exceeding $11 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 60,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock
(ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.



Marsh & McLennan Companies, Inc. and its subsidiaries ("MMC") and their representatives may from time to time make verbal or written statements (including certain statements contained in this press release and other MMC filings with the Securities and Exchange Commission and in our reports to stockholders) relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, discussions concerning revenues, expenses, earnings, cash flow, elimination of market services agreements ("MSA"), capital structure, existing credit facilities, access to public capital markets, including commercial paper markets, pension funding, the adverse consequences arising from market-timing issues at Putnam, including fines and restitution, the matters raised in the complaint filed by the New York Attorney General's Office stating a claim for, among other things, fraud and violations of New York State antitrust and securities laws, the complaint filed by the Connecticut Attorney General and numerous other investigations being conducted by other state attorneys general and state superintendents of insurance, as well as market and industry conditions, premium rates, financial markets, interest rates, foreign exchange rates, contingencies, and matters relating to MMC's operations and income taxes. Such forward-looking statements are based on available current market and industry materials, experts' reports and opinions, and long-term trends, as well as management's expectations concerning future events impacting MMC. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual

                                        5


results to differ materially from those contemplated by any forward-looking statements contained herein include, in the case of MMC's risk and insurance services business, changes in competitive conditions, the impact of litigation and other matters concerning the claims brought by the New York Attorney General's
Office and state insurance regulators, loss of clients, inability to collect previously accrued MSA revenue, movements in premium rate levels, the conditions for the transfer of commercial risk and other changes in the global property and casualty insurance markets, natural catastrophes, mergers between client organizations, and insurance or reinsurance company insolvencies. Factors to be considered in the case of MMC's investment management business include changes in worldwide and national equity and fixed income markets, actual and relative investment performance, the level of sales and redemptions, and the ability to maintain investment management and administrative fees at historic levels; and with respect to all of MMC's activities, the ability to successfully access the public capital markets to meet long term financing needs, the continued strength of MMC's relationships with its employees and clients, the ability to successfully integrate acquired businesses and realize expected synergies, changes in general worldwide and national economic conditions, the impact of terrorist attacks, changes in the value of investments made in individual companies and investment funds, fluctuations in foreign currencies, actions of competitors or regulators, changes in interest rates or in the ability to access financial markets, developments relating to claims, lawsuits and contingencies, prospective and retrospective changes in the tax or accounting treatment of MMC's operations, and the impact of tax and other legislation and regulation in the jurisdictions in which MMC operates.

Forward-looking statements speak only as of the date on which they are made, and MMC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. Please refer to Marsh & McLennan Companies'
2003 Annual Report on Form 10-K for "Information Concerning Forward-Looking
Statements," its reports on Form 8-K, and quarterly reports on Form 10-Q.

MMC is committed to providing timely and materially accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, MMC and its operating companies use their websites to convey meaningful information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management at Putnam.
Monthly updates of total assets under management at Putnam will be posted to the MMC website the first business day following the end of each month. Putnam posts mutual fund and performance data to its website regularly. Assets for most Putnam retail mutual funds are posted approximately two weeks after each month-end.
Mutual fund net asset value (NAV) is posted daily. Historical performance and Lipper rankings are also provided. Investors can link to MMC and its operating company websites through www.mmc.com.

                                        6



                               DAVIS POLK & WARDWELL

                               450 Lexington Avenue
                               New York, N.Y. 10017
                                   212 450 4000



                                                   January 31, 2005

Introduction

       The purpose of this memorandum is to provide a summary of certain of the factual observations that we have made in the internal investigation that has been conducted at Marsh & McLennan Companies, Inc. ("MMC") and Marsh Inc. (together
"Marsh") by Davis Polk & Wardwell ("DPW") and Kroll, Inc. ("Kroll").

Scope of the Investigation

       On April 6, 2004, Marsh received its first subpoena in connection with the insurance industry investigation that has been conducted by the Office of the New
York Attorney General ("NYAG") and the New York State Insurance Department
("NYSID"). Soon thereafter, DPW was retained by Marsh to represent the company in the inquiry, and to investigate the relevant facts. On October 14, 2004, NYAG filed a civil complaint against Marsh ("the Complaint"), and on October 21, 2004, NYSID filed a citation against the company (the "Citation"). Subsequently, Kroll was asked to participate jointly with DPW in the ongoing investigation.

       In recent months, the combined DPW and Kroll team has included over forty lawyers and investigators. At this point, the investigative team has reviewed over 2,400,000 pages of e-mails and other documents, and has conducted over 200 employee interviews. Much of the investigative work has focused on the activities of Marsh Inc.'s Excess Casualty group, which is the principal focus of the allegations in the Complaint and the Citation. At the same time, we have sought to determine whether the types of problems that have been identified in the Excess
Casualty group exist in other groups or areas within Marsh. To this end, we have conducted targeted factual reviews of other product lines within the Global
Broking department, including the Property, Middle Markets, Healthcare,
Environmental, FinPro, and Excess Workers Compensation groups. We have also reviewed aspects of other divisions and business units within Marsh Inc., including Guy Carpenter, Employee Benefit Services, Private Client Services and
Client Advisory, as well as the employee benefits consulting group of Mercer Human
Resources Consulting, a unit of MMC.

       What follows is an overview of some of the more significant facts that we have seen to date, based on the above activity. We note that the investigations by NYAG, NYSID, and other state regulators are continuing, and there may thus be significant additional evidence (particularly from insurance carriers and other third parties) that comes to light in the future, evidence which could affect the observations in this memorandum.

                                        7


                          Summary of Factual Observations
                          -------------------------------

Anticompetitive Issues

       "Bid Rigging"

       We define bid rigging as conduct in which Marsh employees directed non-incumbent insurance carriers to submit quotes that were higher than the quotes that the carriers otherwise would have provided, as a means to ensure that the prices being quoted by incumbent carriers would not be underbid. It is this type of conduct that has been the subject of the criminal charges brought to date against employees of Marsh and other companies. (Such conduct is, we believe, distinguishable from other forms of potentially problematic communications that are discussed further below.)

       The specific instances of such conduct that we have identified involve principally employees in the Excess Casualty and Excess Workers Compensation groups within the Global Broking department of Marsh Inc. While the number of such instances that we have identified at this point is relatively limited, the individuals who have pleaded guilty to date have stated that such discussions took place regularly, and the relevant emails and other communications that we have reviewed are not inconsistent with these statements. We anticipate that additional examples of this type of conduct may well be identified in these and other product lines as the government investigations continue.

       "B Quotes"

       Within the Excess Casualty group, we have seen -- in communications among brokers and between brokers and carrier representatives -- widespread instances in which Marsh Inc. brokers solicited so-called "B quotes" from various insurance carriers. These solicitations were made in situations where an incumbent carrier was expected to be awarded a policy renewal by the client, in which case the non-incumbents, in being asked for "B quotes," were provided with some indication that they were unlikely to win the bid. (In the Excess Workers Compensation group, we have seen analogous types of communications, although none using the particular
"B quote" nomenclature.) In a number of these instances, the solicitation of a "B quote" by the broker was accompanied by some disclosure of the amount of the incumbent's quote, the amounts of other quotes gathered to date, and/or other such information.

       In some cases, "B quotes" were solicited in the course of "bid rigging" discussions of the sort that are described above. In other instances, the solicitation of a "B quote" does not appear to have involved any instruction that a quote be artificially high; instead, employees involved in these communications describe the "B quote" request as one in which they were either: (a) soliciting the "B quote" as a legitimate "backup" quote to be employed in the event that the client decided to abandon the incumbent carrier, and/or (b) notifying the carrier that it was unlikely to prevail, so the carrier did not waste resources preparing a time-consuming analysis in support of what was expected to be a losing bid. In such cases, the employees deny that the "B quote" communications had any anticompetitive intention or effect.

                                        8


       It is clear that these "B quote" communications were not typically disclosed to clients. We have not seen evidence that this type of "B quote" concept was employed outside of the Excess Casualty or Excess Workers Compensation groups.

       "Accommodation Quotes"

       Brokers across various product lines report that it has been common -- within Marsh and throughout the industry -- for brokers to solicit quotes, however high, from carriers that otherwise were disinclined to bid on a particular client's risk. The brokers maintain that such quotes were provided by the disinclined carriers as a favor or "accommodation" when a broker was unable otherwise to obtain a complement of quotes that was extensive enough to satisfy a client's expectation. As with the "B quote" scenario discussed above, such "accommodation" requests were at times accompanied by a disclosure by the broker to the carrier of information concerning other carriers' bids.

       In such cases, the brokers indicate that the quotes were intended to be "bindable," meaning that, if for some reason a client accepted an accommodation quote, the carrier at issue would have been required to issue the policy. Given this understanding, the brokers maintain that the practice did not have an anticompetitive intention or effect, and that the accommodation quote simply reflected the true price at which an otherwise reluctant carrier was willing to write the policy at issue. Again, the fact that such a quote was an "accommodation" quote was not something that brokers typically disclosed to clients.

Issues Regarding Contingent Commissions

       MSA "Steering"

       The existence of MSA agreements was common knowledge among brokers in various product lines within Global Broking department. In addition, brokers were often made aware of the terms of these agreements in discussions about the placement process. As such, the prospect of MSA revenues was often a factor in discussions among brokers concerning the desirability of doing business with particular insurance carriers, as well as a significant topic of discussion between placement brokers and the insurances carriers themselves.

       Determining the extent to which such discussions or considerations in fact led to less-than-optimum placements in the many thousands of Marsh placements that took place in a given year would require a difficult and time-consuming analysis, given the complexity of the competing insurance offerings and the subjectivity of client policy preferences. In this regard, brokers have consistently stated that they did not "steer" business to the detriment of a particular client, nor have we seen evidence which suggests that any broker believed that a particular client was harmed as a result of any such discussion or activity. Again, while the existence of MSA agreements was routinely disclosed by Marsh Inc., it does not appear that the types of "steering" discussions referred to above were shared with clients.

                                        9


       MSA Disclosure Issues

       In 1999, in response to client concerns about the role of contingent commissions, Marsh Inc. announced an agreement with RIMS (the risk managers trade association) in which RIMS approved a protocol by which Marsh Inc. would disclose to clients the existence of such arrangements, as well as certain information about the amount of contingent commission revenues that Marsh Inc. received.
Pursuant to this protocol, Marsh Inc. has since 1999 routinely disclosed the existence of its MSA arrangements to clients. In addition - again pursuant to the RIMS protocol - Marsh Inc. has provided to clients upon request a calculation
(called an "average contingency factor" or "ACF") that reflected the percentage amount that Marsh Inc. earned globally from MSA revenue, as compared to the overall amount of premiums placed by Marsh Inc., in a given calendar year.
Finally, per the RIMS protocol, clients who requested further information were to be provided with an additional calculation that provided an approximation of the amount of Marsh Inc.'s MSA revenues that would have been attributable to the particular client's placements, again during a given calendar year.

       Marsh Inc. complied with the terms of the RIMS agreement; nonetheless, given the manner in which the calculations were performed pursuant to the protocol, the amounts conveyed to clients could be viewed by certain clients as inaccurate or misleading. First, in the initial years following the RIMS agreement, it appears that certain amounts were included in the calculation of Marsh Inc.'s premium revenue that were not relevant to the computation of the average contingency factor. The result was that the ACF reported to clients in the initial years was less than one percent, whereas, in hindsight, the amount should have been between one and two percent.

       In addition, depending on the configuration of insurance products that a client purchased through Marsh Inc., the ACF and any additional approximation that was conveyed to the client could have been materially different than the amount of MSA revenue that was associated with the particular client's placements. That is because the RIMS protocol called for Marsh Inc. to disclose the magnitude of MSA revenues on a blended basis, across all product lines, without regard to the fact that, among different product lines, there were large variations in the contingent commission percentages that were paid by different carriers. The net result was that a client who, for example, purchased policies predominantly through Marsh
Inc.'s Excess Casualty group (which had the most lucrative MSA agreements of any Global Broking product line) may have generated MSA revenues for Marsh Inc. in excess of ten or fifteen per cent of the client's overall premium. Upon inquiry, however, the same hypothetical client would have been told, depending on the year in question, that Marsh Inc.'s ACF, or "average" MSA revenue percentage, was in the range of two per cent or less. In short, the calculations at issue would in some cases have produced responses that were technically accurate, but potentially misleading, as a result of the significant variations in the amount of MSA revenues that were paid among different product lines.

Other Issues

o      We have found no evidence that the client-facing representatives in Marsh
       Inc.'s Client Advisory group were involved in the bid rigging, "B quote," or steering activities that are described above.

                                        10


o We have found no evidence that client placements were "steered" to carriers with an understanding that such carriers would employ Guy Carpenter in turn for their own reinsurance needs.

o We have found no evidence of any effort by Marsh employees to falsify the financial records of the company.



                                                   Davis Polk & Wardwell
